Exhibit 99.1

                 Argonaut Group, Inc. Announces Record
 2005 Second Quarter Results; Strong Premium Growth Fueled by Recent
             Renewal Rights Acquisition, New E&S Business


    SAN ANTONIO--(BUSINESS WIRE)--Aug. 2, 2005--Argonaut Group, Inc. (NASDAQ:AGII) today announced financial results for the three and six months ended June 30, 2005.

    Highlights for the 2005 second quarter include the following:

    -- Argonaut Group produced record levels in second quarter total revenues of $188.0 million and Group combined ratio of 94.9 percent;

    -- Operating income increased 31.5 percent over the second quarter of last year, while investment income rose 25.5 percent;

    -- Gross written and net written premiums exceeded year-ago second quarter levels by 19.5 percent and 21.1 percent, respectively;

    -- Cash flow from operations increased $43.7 million over the second quarter of 2004;

    -- Book value increased 7.9 percent to $21.23 per fully diluted share from $19.68 per share at Dec. 31, 2004.

    Argonaut Group President and CEO Mark E. Watson III said, "Our second quarter marked another period of premium growth and consistent, profitable underwriting performance. The Excess and Surplus Lines segment did an excellent job during the quarter of capitalizing on the opportunities afforded by our most recent renewal rights acquisition in Denver. Having a permanent presence in the Rocky Mountain region not only expands our geographic reach, but allows us to broaden our distribution network and product portfolio in key markets."
    Watson added that Argonaut Specialty, which began operations in the first quarter of 2005, added approximately $11.9 million of gross written premiums to the Group's E&S segment results during the second quarter. "Although Argonaut Specialty is just getting started, we believe its focus on larger accounts will complement our existing E&S business lines and contribute to that segment's performance over the long term," said Watson.

    FINANCIAL RESULTS

    For the second quarter of 2005, Argonaut Group reported net income of $23.7 million or $0.76 per diluted common share on 31.2 million shares, which includes pre-tax operating income of $24.2 million, a pre-tax realized loss on sales of investments of $0.6 million and an income tax benefit of $0.1 million. This compares to 2004 second quarter net income of $17.9 million or $0.58 per diluted common share on 30.7 million shares, which includes pre-tax operating income of $18.4 million, a realized loss on sales of investments of $0.5 million and no tax expense. The Company believes operating income is another meaningful measure of Argonaut Group's performance, yet differs from net income under accounting principles generally accepted in the United States (GAAP) in that operating income excludes income tax benefit or expense and net realized investment gains and losses. For a reconciliation of operating income to GAAP net income for the three and six months ended June 30, 2005 and 2004, respectively, please refer to the reconciliation table attached to this news release.
    Total revenue was $188.0 million during the second quarter of 2005, compared to $172.2 million for the same period in 2004, or a 9.2 percent increase. Total revenue includes realized losses on the sales of investments, which were $0.6 million and $0.5 million, respectively, for the second quarters of 2005 and 2004. Earned premiums for the three months ended June 30, 2005 were $168.9 million compared to $157.0 million for the comparable quarter in 2004, or a
7.6 percent increase.
    The Group combined ratio for the second quarter of 2005 was 94.9 percent versus 96.7 percent for the same three-month period in 2004. Three of the four business segments delivered sub-100 percent combined ratios, led by the Excess and Surplus Lines segment reporting a combined ratio of 88.7 percent.
    For the six months ended June 30, 2004, Argonaut Group reported net income of $49.7 million or $1.59 per diluted common share, versus $36.2 million or $1.18 per diluted common share for the first half of 2004. Total revenue during the first half of 2005 was $371.8 million versus $343.2 million during the first six months of 2004. Total revenue includes realized gains of $1.3 million and $2.0 million for the six months ended June 30, 2005 and June 30, 2004, respectively. Earned premiums for the first six months of 2005 were $331.0 million compared to $310.8 million during the first half of 2004.

    SEGMENT RESULTS

    Excess & Surplus Lines (E&S) -- For the second quarter of 2005, gross written premiums and operating income for E&S Lines totaled $156.9 million and $16.5 million, respectively. This compares to gross written premiums of $110.4 million and operating income of $13.3 million in the second quarter of 2004. The combined ratio for the 2005 second quarter was 88.7 percent versus 88.9 percent for the same three-month period in 2004. The 42.1 percent second quarter increase in gross written premiums is due largely to Argonaut Group's transaction announced in April 2005 with Fireman's Fund to acquire certain renewal rights relating to its Interstate business unit in Denver.
    For the six months ended June 30, 2005, gross written premiums for E&S Lines were $257.7 million, generating operating income of $29.8 million and a combined ratio of 90 percent. This compares to gross written premiums of $210.1 million, operating income of $25.2 million and a combined ratio of 89.6 percent for the first half of 2004.
    Select Markets -- During the second quarter, gross written premiums were $58.1 million and operating income totaled $5.9 million, compared to gross written premiums of $54.1 million and operating income of $3.7 million during the same period in 2004. The combined ratio for the 2005 second quarter was 94.3 percent versus 96.8 percent in the second quarter of last year.
    For the six months ended June 30, 2005, gross written premiums for Select Markets were $111.0 million, generating operating income of $11 million and a combined ratio of 95.4 percent. This compares to gross written premiums of $95.3 million, operating income of $6.3 million and a combined ratio of 98.1 percent during the first half of 2004.
    Risk Management -- Gross written premiums were $39.9 million for the three months ended June 30, 2005 and operating income was $7.7 million, compared to gross written premiums of $41.5 million and operating income of $4.5 million for the same period in 2004. For the second quarter, the combined ratio in this segment was 100.1 percent versus 109.7 percent a year earlier.
    For the six months ended June 30, 2005, gross written premiums for Risk Management were $74.7 million, generating operating income of $15.3 million and a combined ratio of 101.3 percent. For the six months ended June 30, 2004, gross written premiums were $84.6 million, generating operating income of $8.9 million and a combined ratio of
108.7 percent.
    Public Entity -- Gross written premiums for the 2005 second quarter were $10.0 million and operating income totaled $2.1 million, versus gross written premiums of $15.6 million and operating income of $0.9 million for the quarter ended June 30, 2004. For the second quarter, the combined ratio in this segment was 94.9 percent versus
96.1 percent for the same three-month period in 2004.
    For the six months ended June 30, 2005, gross written premiums for Public Entity were $28.2 million, generating operating income of $4.0 million and a combined ratio of 94.9 percent. This compares to gross written premiums of $31.7 million, operating income of $1.8 million and a combined ratio of 96.0 percent for the six-month period ended June 30, 2004.

    CONFERENCE CALL

    Argonaut Group will webcast an investor conference call at 11:00 a.m. EDT (10:00 a.m. CDT) on Wednesday, Aug. 3, 2005. The call can be accessed by visiting Argonaut Group's investor relations Web page www.argonautgroup.com and clicking on "investor relations," or by telephone toll free at 888-396-2369 (pass code: 90388253). The international dial-in number for the conference call is 617-847-8710. A replay of the conference call will be available approximately one hour after the call's completion on Argonaut Group's investor relations Web page, or by telephone toll free at 888-286-8010 (pass code: 57739654). If calling from abroad, please access the conference call replay by dialing 617-801-6888.

    FORWARD-LOOKING STATEMENTS DISCLOSURE

    This news release may contain "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. For a more detailed discussion of risks and uncertainties, see the Company's public filings made with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

    ABOUT ARGONAUT GROUP, INC.

    Headquartered in San Antonio, Argonaut Group, Inc. (NASDAQ:AGII) is a national underwriter of specialty insurance products in niche areas of the property and casualty market with assets of approximately $3.2 billion. Through its operating subsidiaries, Argonaut Group offers high quality customer service in programs tailored to the needs of its customers' business and risk management strategies. Collectively, Colony Group, Rockwood Casualty Group, Argonaut Insurance Company, Great Central Insurance, Grocers Insurance, and Trident Insurance Services underwrite a full line of products in four primary areas: Excess and Surplus, Select Markets, Risk Management, and Public Entity. Information on Argonaut Group and its subsidiaries is available at www.argonautgroup.com.


                         ARGONAUT GROUP, INC.
                     CONSOLIDATED BALANCE SHEETS
               (in millions, except per share amounts)

                                             June 30,    December 31,
                                               2005          2004
                                           ------------- -------------
                                            (unaudited)
                  Assets
Total investments                              $1,893.1      $1,783.9
Cash and cash equivalents                          14.0          31.7
Accrued investment income                          17.2          16.9
Receivables                                       897.4         847.3
Goodwill                                          106.3         106.3
Other assets                                      319.2         287.1
                                           ------------- -------------
               Total assets                    $3,247.2      $3,073.2
                                           ============= =============

   Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment
 expenses                                      $1,692.2      $1,607.5
Unearned premiums                                 408.4         390.8
Other liabilities                                 488.6         471.5
                                           ------------- -------------
            Total liabilities                   2,589.2       2,469.8

Total shareholders' equity                        658.0         603.4
                                           ------------- -------------
        Total liabilities and
         shareholders' equity                  $3,247.2      $3,073.2
                                           ============= =============

Book value per common share - basic              $23.38        $21.78
                                           ============= =============
Book value per common share - diluted (a)        $21.23        $19.68
                                           ============= =============

(a) Book value per common share -- diluted, includes the impact of the Series A Mandatory Convertible Preferred Stock on an as if converted basis.

                         ARGONAUT GROUP, INC.
                         FINANCIAL HIGHLIGHTS
                             ALL SEGMENTS
          (in millions, except share and per share amounts)

                              Three Months Ended    Six Months Ended
                                   June 30,             June 30,
                             -------------------- --------------------
                               2005       2004      2005       2004
                                 (unaudited)          (unaudited)

Gross Written Premiums         $264.9     $221.6    $471.6     $421.7
Net Written Premiums            198.4      163.8     349.5      309.0

Earned Premiums                 168.9      157.0     331.0      310.8
Net Investment Income            19.7       15.7      39.5       30.4
Gains (Losses) on Sales of
 Investments                     (0.6)      (0.5)      1.3        2.0
                             ---------  --------- ---------  ---------
  Total Revenue                 188.0      172.2     371.8      343.2

Losses and Loss Adjustment
 Expenses                        98.6       96.3     195.7      192.3
Underwriting, Acquisition
 and Insurance Expense           61.6       55.6     119.5      110.2
Interest Expense                  4.2        2.4       8.0        4.5
                             ---------  --------- ---------  ---------
  Total Expenses                164.4      154.3     323.2      307.0

Income Before Tax                23.6       17.9      48.6       36.2
Income Tax Provision              8.0        6.3      15.9       12.3
Change in Deferred Tax
 Valuation Allowance             (8.1)      (6.3)    (17.0)     (12.3)
                             ---------  --------- ---------  ---------
   Net Income                   $23.7      $17.9     $49.7      $36.2
                             =========  ========= =========  =========

Net Income (Loss):
  From Operations               $24.2      $18.4     $47.3      $34.2
  From Sale of Investments       (0.6)      (0.5)      1.3        2.0
                             ---------  --------- ---------  ---------
Income Before Taxes              23.6       17.9      48.6       36.2
Income Tax Provision
 (Benefit)                       (0.1)         -      (1.1)         -
                             ---------  --------- ---------  ---------
Total Net Income:               $23.7      $17.9     $49.7      $36.2
                             =========  ========= =========  =========

Net Income per Common  Share
 (Basic):                       $0.83      $0.63     $1.74      $1.27
                             =========  ========= =========  =========

Net Income per Common Share
 (Diluted):                     $0.76      $0.58     $1.59      $1.18
                             =========  ========= =========  =========

Weighted Average Common
 Shares (000's):
   Basic                     27,984.6   27,619.1  27,879.6   27,607.8
                             =========  ========= =========  =========
   Diluted                   31,151.7   30,737.6  31,148.0   30,728.1
                             =========  ========= =========  =========

                         ARGONAUT GROUP, INC.
                             SEGMENT DATA
                            (in millions)

                             Three Months Ended    Six Months Ended
                                  June 30,             June 30,
                             -------------------- --------------------
                              2005        2004     2005        2004
                                 (unaudited)          (unaudited)
Excess & Surplus Lines
----------------------
  Gross Written Premiums     $156.9      $110.4   $257.7      $210.1
  Net Written Premiums        120.4        82.0    194.7       153.3
  Earned Premiums              85.7        75.4    163.9       149.4

  Underwriting Income          $9.6        $8.4    $16.4       $15.6
  Net Investment Income         6.9         4.9     13.4         9.6
                             --------    -------- --------    --------
  Operating Income Before
   Taxes                      $16.5       $13.3    $29.8       $25.2
                             ========    ======== ========    ========

  Loss Ratio                   58.2 %      59.1 %   59.1 %      59.6 %
  Expense Ratio                30.5 %      29.8 %   30.9 %      30.0 %
                             -----------------------------------------
  GAAP Combined Ratio          88.7 %      88.9 %   90.0 %      89.6 %
                             ========    ======== ========    ========

Select Markets
--------------
  Gross Written Premiums      $58.1       $54.1   $111.0       $95.3
  Net Written Premiums         49.2        45.1     92.8        80.0
  Earned Premiums              45.9        35.1     92.1        66.9

  Underwriting Income          $2.5        $1.1     $4.2        $1.2
  Net Investment Income         3.4         2.6      6.8         5.1
                             --------    -------- --------    --------
  Operating Income Before
   Taxes                       $5.9        $3.7    $11.0        $6.3
                             ========    ======== ========    ========

  Loss Ratio                   63.1 %      65.9 %   63.4 %      65.9 %
  Expense Ratio                31.2 %      30.9 %   32.0 %      32.2 %
                             -------------------- --------------------
  GAAP Combined Ratio          94.3 %      96.8 %   95.4 %      98.1 %
                             =========================================

Risk Management
---------------
  Gross Written Premiums      $39.9       $41.5    $74.7       $84.6
  Net Written Premiums         22.9        24.8     41.9        51.3
  Earned Premiums              21.4        32.5     42.5        66.9

  Underwriting Loss              $-       $(3.2)   $(0.5)      $(5.8)
  Net Investment Income         7.7         7.7     15.8        14.7
                             --------    -------- --------    --------
  Operating Income Before
   Taxes                       $7.7        $4.5    $15.3        $8.9
                             ========    ======== ========    ========

  Loss Ratio                   51.8 %      62.8 %   51.8 %      64.1 %
  Expense Ratio                48.3 %      46.9 %   49.5 %      44.6 %
                             -----------------------------------------
  GAAP Combined Ratio         100.1 %     109.7 %  101.3 %     108.7 %
                             ========    ======== ========    ========

Public Entity
-------------
  Gross Written Premiums      $10.0       $15.6    $28.2       $31.7
  Net Written Premiums          5.9        11.9     20.1        24.4
  Earned Premiums              15.9        14.0     32.5        27.6

  Underwriting Income          $0.9        $0.6     $1.7        $1.1
  Net Investment Income         1.2         0.3      2.3         0.7
                             --------    -------- --------    --------
  Operating Income Before
   Taxes                       $2.1        $0.9     $4.0        $1.8
                             ========    ======== ========    ========

  Loss Ratio                   58.2 %      62.1 %   60.1 %      62.4 %
  Expense Ratio                36.7 %      34.0 %   34.8 %      33.6 %
                             --------    -----------------------------
  GAAP Combined Ratio          94.9 %      96.1 %   94.9 %      96.0 %
                             =========================================

                         ARGONAUT GROUP, INC.
           RECONCILIATION OF OPERATING INCOME TO NET INCOME
                            (in millions)

                                  Three Months Ended  Six Months Ended
                                       June 30,           June 30,
                                  ------------------  ----------------
                                     2005     2004       2005    2004
                                  --------- --------  --------- ------


Excess & Surplus Lines               $16.5    $13.3      $29.8  $25.2
Select Markets                         5.9      3.7       11.0    6.3
Risk Management                        7.7      4.5       15.3    8.9
Public Entity                          2.1      0.9        4.0    1.8
Run-Off Lines                            -        -          -      -
Corporate & Other                     (8.0)    (4.0)     (12.8)  (8.0)
                                  ------------------  --------- ------
   Operating Income Before Taxes     $24.2    $18.4      $47.3  $34.2
Gains (Losses) on Sales of
 Investments                          (0.6)    (0.5)       1.3    2.0
                                  --------- --------  --------- ------
   Income Before Taxes               $23.6    $17.9      $48.6  $36.2
Income Tax Provision (Benefit)        (0.1)       -       (1.1)     -
                                  --------- --------  --------- ------
   Net Income                        $23.7    $17.9      $49.7  $36.2
                                  ========= ========  ========= ======



    CONTACT: Argonaut Group, Inc., San Antonio
             Mark Haushill, 210-321-8400